UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2011

DEMANDTEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33634	94-3344761
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Franklin Parkway, Building 910
San Mateo, CA 94403

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (650) 645-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2011, DemandTec, Inc. (the “Company”) filed a report on Form 8-K stating that Michael Bromme, the Company’s Senior Vice President of Retail, would leave the Company effective September 16, 2011.

On October 5, 2011, the Company and Mr. Bromme entered into a separation agreement and a consulting agreement.  The separation agreement will become effective on the eighth day after Mr. Bromme signs it (the “Effective Date”), unless he has exercised his right to revoke the agreement prior to that day.  Under the separation agreement, Mr. Bromme will receive (a) severance payments over a period of six months totaling $125,000, which corresponds to six months of his base salary, (b) reimbursement for automobile relocation-related expenses up to a maximum of $1,000, and (c) payment of health insurance premiums for up to six months.  Additionally, pursuant to the consulting agreement, the Company will engage Mr. Bromme as a consultant to provide certain transitional consulting services for up to 12 months following the Effective Date at a rate of $16,667 per month.  If the Company terminates the consulting agreement prior to the 12 month anniversary of the Effective Date for reasons other than Mr. Bromme’s material breach of the separation agreement, the consulting agreement, or his proprietary information and inventions assignment agreement, the Company will be obligated to pay to Mr. Bromme, within 15 days of such termination, (1) the amount due for all services rendered by Mr. Bromme through the date of such termination, and (2) an additional amount equal to the amount Mr. Bromme would have earned pursuant to the consulting agreement from the date of such termination through the 12 month anniversary of the Effective Date.

Under the separation agreement, Mr. Bromme is also releasing any claims that he may have against the Company and third parties related to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDTEC, INC.

DATE: October 11, 2011	By:	/s/ Michael J. McAdam
Michael J. McAdam
General Counsel and Secretary